Exhibit 99.1

Press Release

CONTACT:

Jarrod Langhans

Investor Relations

Tel: (813) 313-1732

Investorrelations@cott.com

COTT REPORTS FOURTH QUARTER AND FISCAL 2014 RESULTS AND ACCELERATES DIVERSIFICATION STRATEGY

(Unless stated otherwise, all fourth quarter 2014 comparisons are relative to the fourth quarter of 2013 and all fiscal year 2014 comparisons are relative to fiscal year 2013; all information is in U.S. dollars. Certain terms used in this press release are defined below.)

TORONTO, ON and TAMPA, FL – February 24, 2015 – Cott Corporation (NYSE:COT; TSX:BCB) today announced its results for the fourth quarter and fiscal year ended January 3, 2015.

FOURTH QUARTER 2014 HIGHLIGHTS

•	Revenue of $544 million was higher by 13% compared to $482 million.

•	Gross profit was $72 million compared to $60 million which resulted in gross profit as a percentage of revenue of 13.2% compared to 12.5%.

•	Adjusted free cash flow was $80 million. Reported free cash flow was $4 million.

•	Adjusted net income and adjusted earnings per diluted share were $34 million and $0.37, respectively, compared to adjusted net income of $4 million and adjusted earnings per diluted share of $0.04. Reported net income and earnings per diluted share were $19 million and $0.19, respectively.

•	Consistent with Cott’s strategic priorities designed to build long-term shareowner value:

•	On December 12, 2014, Cott acquired DS Services, which had revenues of approximately $970 million and EBITDA of approximately $170 million for the twelve months ended September 30, 2014. The acquisition significantly reduced Cott’s business concentration in carbonated soft drinks, shelf stable juices and large format retailers while extending Cott’s beverage portfolio into new and growing markets, including water and coffee home and office delivery services and water filtration. The acquisition is expected to create cost synergies as well as portfolio expansion while broadening Cott’s distribution platform by adding DS Services’ national direct-to-consumer distribution network.

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•	Cott’s North America business unit continued to expand its contract manufacturing business, growing contract manufacturing volume by over 110% or 6 million serving equivalent cases during the quarter.

•	Cott returned approximately $9.3 million to shareowners through the combination of its quarterly dividend of $0.06 per common share (an approximate aggregate payment of $5.6 million) and the repurchase of 572,000 shares at an average price of $6.52 for approximately $3.7 million under its share repurchase program during the quarter.

FISCAL YEAR 2014 HIGHLIGHTS

•	Revenue of $2,103 million was slightly higher compared to $2,094 million.

•	Gross profit was $277 million compared to $275 million which resulted in gross profit as a percentage of revenue of 13.2% for both years.

•	Adjusted free cash flow was $107 million. Reported free cash flow was $10 million.

•	Adjusted net income and adjusted earnings per diluted share were $57 million and $0.60, respectively, compared to adjusted net income of $38 million and adjusted earnings per diluted share of $0.40. Reported net income and earnings per diluted share were $10 million and $0.10, respectively.

•	Consistent with Cott’s strategic priorities designed to build long-term shareowner value:

•	On May 30, 2014, Cott acquired Aimia Foods, which had revenues of approximately $110 million and EBITDA of approximately $17 million for the twelve months ended March 29, 2014.

•	Cott’s North America business unit continued to expand its contract manufacturing business, growing contract manufacturing volume by over 110% or 24 million serving equivalent cases during the year, significantly exceeding its first year goal of 15 million to 18 million serving equivalent cases.

•	Cott returned approximately $33 million to shareowners through the combination of its quarterly dividend of $0.06 per common share (an approximate aggregate payment of $22 million) and the repurchase of 1.6 million shares at an average price of $6.89 for approximately $11 million under its share repurchase program during the year.

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“During the quarter we saw the benefits of our diversification strategy, with global revenue increasing as a result of a 110% growth in North American contract manufacturing volumes, the addition of Aimia Foods in the U.K. as well as DS Services in the U.S., coupled with a slightly less aggressive National Brand promotional environment,” commented Jerry Fowden, Cott’s Chief Executive Officer. “Our improving revenue trend and the top line stability of our traditional business, alongside the transformative acquisition of DS Services, has better positioned our business as we look to 2015 and beyond,” continued Jerry Fowden.

(Adjustments to reported results are primarily related to acquisition and integration costs associated with the purchase of DS Services and Aimia Foods as well as debt redemption, refinancing and issuance costs.)

FOURTH QUARTER 2014 GLOBAL PERFORMANCE

•	Revenue of $544 million was higher by 13% (14% excluding the impact of foreign exchange) due primarily to the addition of the Aimia Foods and DS Services businesses and the inclusion of a 53rd week, partially offset by a mix shift from private label to contract manufacturing. The 53rd week provided additional revenues of $29 million.

•	Gross profit increased 19% to $72 million compared to $60 million, with gross profit as a percentage of revenue at 13.2% compared to 12.5%. The increase in gross profit was driven by the addition of the Aimia Foods and DS Services higher margin businesses as well as a 53rd week, offset in part by the competitive pricing environment, and increased costs in our U.K./Europe operations as we ended the year holding more inventory with third parties as we implement a new warehouse management system. The 53rd week provided additional gross profit of $3 million.

•	Selling, general and administrative (“SG&A”) expenses excluding $38 million of acquisition and integration costs were $66 million while prior year SG&A expenses excluding $1 million of acquisition and integration costs were $44 million. The increase in adjusted SG&A expenses above the previously guided amount of $45 to $48 million was due primarily to $15 million in SG&A expenses associated with the addition of the DS Services business and the reclassification of $5.5 million in customer list amortization from cost of goods sold to SG&A. This reclassification has been made for all periods presented.

•	Interest expense was $12.5 million compared to $12.2 million. Interest expense included two weeks of interest associated with additional debt incurred in connection with the DS Services acquisition partially offset by lower interest expense as a result of redeeming Cott’s 8.375% senior notes that were due 2017 (the “2017 Notes”) and the refinancing of Cott’s 8.125% senior notes that were due 2018 (the “2018 Notes”).

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•	Other income was $1.9 million compared to other expense of $13.2 million due primarily to costs related to the redemption of our 2017 Notes in the prior year relative to a net unrealized gain on foreign currency in the current year.

•	Income tax benefit was approximately $65 million compared to an income tax benefit of $1 million in the prior year due primarily to the release of a valuation allowance in the quarter, as the DS Services acquisition will allow for the utilization of net operating loss carry-forwards that might have otherwise expired.

•	Adjusted EBITDA was flat at $43 million. Adjusted EBITDA included approximately $2 million of adjusted EBITDA associated with the 53rd week. Reported EBITDA was $1 million compared to $28 million.

•	Adjusted net income and adjusted earnings per diluted share were $34 million and $0.37, respectively, compared to adjusted net income of $4 million and adjusted earnings per diluted share of $0.04. Reported net income and earnings per diluted share were $19 million and $0.19, respectively, compared to reported net loss and loss per diluted share of $11 million and $0.12, respectively.

•	Adjusted free cash flow was $80 million. Reported free cash flow was $4 million, reflecting $19 million of net cash provided by operating activities less $15 million of capital expenditures.

FOURTH QUARTER 2014 REPORTING SEGMENT PERFORMANCE

•	North America volume increased 10% in servings as a result of a slightly more rational competitive pricing environment, growth in contract manufacturing and concentrates as well as the addition of a 53rd week. Excluding the 53rd week, volume was higher by 4% in serving equivalent cases. Revenue of $347 million was higher by 2% (3% excluding the impact of foreign exchange) due primarily to an increase in volume partially offset by an overall product mix shift into contract manufacturing. Revenue associated with contract manufacturing typically does not include a charge for ingredients and packaging as the customer provides these commodities, which results in the price per case for contract manufactured products being lower than the price per case for our value brands or private label products.

•

Cott acquired DS Services on December 12, 2014, and $29 million in DS Services revenue was included in the consolidated financial results as well as approximately $5 million of adjusted EBITDA. Pro Forma fourth quarter DS Services revenue of $240 million was higher by 7% compared to $224 million lead by growth in the home and office water delivery operations,

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which saw increases in consumption and in customers and also benefited from the new strategic partnership in which DS Services manufactures and delivers bottled water on behalf of Primo Water Corporation.

•	U.K. volume increased 11% in servings as a result of the addition of the Aimia Foods business and a 53rd week. Excluding the 53rd week, volume was higher by 5%. Revenue of $153 million increased 21% (23% excluding the impact of foreign exchange) due primarily to an increase in volume partially offset by a product mix shift in the core U.K. business and the negative impact of declining foreign exchange rates during the quarter.

•	All Other revenue remained flat at $15 million. Cott’s All Other reporting segment includes Cott’s Mexico operating segment, Royal Crown International operating segment and other miscellaneous expenses (prior year information has been updated to reflect this change in reporting segments made in the fourth quarter of 2013).

FISCAL YEAR 2014 GLOBAL PERFORMANCE

•	Revenue of $2,103 million was slightly higher than the prior year (slightly lower when excluding the impact of foreign exchange). Revenue increased as a result of the addition of the Aimia Foods and DS Services businesses in 2014, the Calypso Soft Drinks business acquired in 2013, as well as the 53rd week, which was offset by the competitive pricing environment and a product mix shift into contract manufacturing.

•	Gross profit was $277 million compared to $275 million, resulting in gross profit as a percentage of revenue remaining constant at 13.2%. Increases in gross profit were the result of the addition of the Calypso, Aimia Foods and DS Services businesses, which were offset by the competitive pricing environment, additional freight and startup costs associated with the growth and launch of our contract manufacturing business in North America, and increased costs in our U.K./Europe operations as we ended the year holding more inventory with third parties as we implement a new warehouse management system.

•	SG&A expenses excluding over $41 million of acquisition and integration costs were $214 million while prior year SG&A expenses excluding $3 million of acquisition and integration costs were $180 million. The increase in adjusted SG&A expenses was due primarily to expenses associated with the addition of the Calypso, Aimia Foods and DS Services businesses, lower employee-related incentive costs and the reversal of certain long term incentive accruals in the prior year, and the addition of a 53rd week. SG&A expenses were also affected by the reclassification of $23 million of amortization related to customer lists from cost of goods sold to SG&A expenses. This reclassification has been made for all periods presented.

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•	Interest expense was lower by 23% at $40 million compared to $52 million. Interest expense in 2014 included two weeks of interest associated with additional debt incurred in connection with the DS Services acquisition but benefited from the redemption of the 2017 Notes, the refinancing of the 2018 Notes and the prior year amendment of our asset based lending facility to more favorable pricing terms.

•	Other expense was $21 million compared to $13 million. The expense incurred in 2014 was due primarily to the refinancing of the 2018 Notes during the year.

•	Income tax benefit was approximately $61 million compared to income tax expense of $2 million due primarily to the release of a valuation allowance, as the DS Services acquisition will allow for the utilization of net operating loss carry-forwards that might have otherwise expired.

•	Adjusted EBITDA was $180 million compared to $198 million. The reduction in Adjusted EBITDA was due primarily to the competitive pricing environment and an increase in SG&A expenses partially offset by the addition of the Aimia Foods business at the end of May and the DS Services business in mid-December, as well as growth in North American contract manufacturing. Reported EBITDA was $105 million compared to $176 million primarily due to over $66 million of acquisition and refinancing costs incurred in 2014.

•	Adjusted net income and adjusted earnings per diluted share were $57 million and $0.60, respectively, compared to adjusted net income of $38 million and adjusted earnings per diluted share of $0.40. Reported net income and earnings per diluted share were $10 million and $0.10, respectively, compared to reported net income and earnings per diluted share of $17 million and $0.18, respectively.

•	Adjusted free cash flow was $107 million. Reported free cash flow was $10 million, reflecting $57 million of net cash provided by operating activities less $47 million of capital expenditures.

DECLARATION OF DIVIDEND

Our Board of Directors declared a dividend of $0.06 per common share, payable in cash on March 27, 2015 to shareowners of record at the close of business on March 11, 2015.

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SHARE REPURCHASE PROGRAM

We repurchased approximately 1.6 million shares at an average price of $6.89, totaling approximately $11 million, during the 2014 fiscal year under our share repurchase program. We managed this program opportunistically and based on our current view of the operating environment, we have suspended our share repurchase program to focus on deleveraging the company subsequent to the DS Services acquisition.

FOURTH QUARTER AND FISCAL YEAR 2014 RESULTS CONFERENCE CALL

Cott Corporation will host a conference call today, February 24, 2015, at 10:00 a.m. EDT, to discuss fourth quarter and fiscal year results, which can be accessed as follows:

North America: (877) 407-8031

International: (201) 689-8031

A live audio webcast will be available through Cott’s website at http://www.cott.com. The earnings conference call will be recorded and archived for playback on the investor relations section of the website for a period of two weeks following the event.

ABOUT COTT CORPORATION

Cott is one of the world’s largest producers of beverages on behalf of retailers, brand owners and distributors, and has one of the broadest home and office bottled water and office coffee service distribution networks in the United States, with the ability to service approximately 90 percent of U.S. households, as well as national, regional and local offices.

Cott produces multiple types of beverages in a variety of packaging formats and sizes, including carbonated soft drinks, 100% shelf stable juice and juice-based products, clear, still and sparkling flavored waters, energy drinks and shots, sports drinks, new age beverages, ready-to-drink teas, beverage concentrates, liquid enhancers and freezeables and ready-to-drink alcoholic beverages, as well as hot chocolate, coffee, malt drinks, creamers/whiteners and cereals. Cott’s large manufacturing footprint, broad distribution network, substantial research and development capability and high-level of quality and customer service enables Cott to offer its customers a strong value-added proposition of low cost, high quality products and services. In addition, Cott is now a national direct-to-consumer provider of bottled water, office coffee and water filtration services offering a comprehensive portfolio of beverage products, equipment and supplies to approximately 1.5 million customer locations through its network of over 200 sales and distribution facilities and daily operation of over 2,100 routes.

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With approximately 9,500 employees, Cott operates approximately 60 manufacturing facilities and 180 distribution facilities in the United States, Canada, the United Kingdom and Mexico. Cott also develops and manufactures beverage concentrates, which it exports to approximately 50 countries around the world.

Defined Terms

Certain defined terms used in this press release include the following. “GAAP” means U.S. generally accepted accounting principles. “Adjusted net income (loss)” means GAAP earnings (loss) excluding restructuring and asset impairments, bond redemption and other financing costs, tax reorganization and regulatory costs, acquisition and integration costs, unrealized commodity hedging loss, unrealized foreign exchange (gain) loss and realized loss on disposal of property, plant and equipment. “Adjusted earnings (loss) per diluted share” means adjusted net income (loss) divided by diluted weighted average outstanding shares. “EBITDA” means GAAP earnings (loss) before interest, taxes, depreciation and amortization. “Adjusted EBITDA” means GAAP earnings (loss) before interest, taxes, depreciation and amortization, excluding restructuring and asset impairments, bond redemption and other financing costs, tax reorganization and regulatory costs, acquisition and integration costs, unrealized commodity hedging loss, unrealized foreign exchange (gain) loss and realized loss on disposal of property, plant and equipment. “Adjusted SG&A expenses” means GAAP selling, general and administrative expenses, excluding acquisition and integration costs. “Free cash flow” is GAAP net cash provided by operating activities excluding capital expenditures. “Adjusted free cash flow” is free cash flow excluding bond redemption cash costs, the interest payments on the 2022 Notes related to the 53rd week in 2014 and cash costs related to the DSS acquisition as well as cash collateral associated with cash deposits used as collateral for letters of credit that subsequently was returned in Q1. See the accompanying reconciliations of these non-GAAP measures to the corresponding GAAP measures, as well as the “Non-GAAP Measures” paragraph below.

Non-GAAP Measures

To supplement its reporting of financial measures determined in accordance with GAAP, Cott utilizes certain non-GAAP financial measures. Cott excludes from GAAP revenue the impact of foreign exchange to separate the impact of currency exchange rate changes from Cott’s results of operations. Cott utilizes adjusted gross profit as a percentage of revenue, adjusted net income (loss), adjusted earnings (loss) per diluted share, EBITDA, adjusted EBITDA, and adjusted SG&A expenses to separate the impact of certain items from the underlying business. Because Cott uses these adjusted financial results in the management of its business, management believes this supplemental information is useful to investors for their independent evaluation and understanding of Cott’s underlying business

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performance and the performance of its management. Additionally, Cott supplements its reporting of net cash provided by operating activities determined in accordance with GAAP by excluding capital expenditures to present free cash flow, and by excluding bond redemption cash costs to present adjusted free cash flow, which management believes provides useful information to investors about the amount of cash generated by the business that, after the acquisition of property and equipment as well as after bond redemption costs, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, paying dividends, and strengthening the balance sheet. The non-GAAP financial measures described above are in addition to, and not meant to be considered superior to, or a substitute for, Cott’s financial statements prepared in accordance with GAAP. In addition, the non-GAAP financial measures included in this press release reflect management’s judgment of particular items, and may be different from, and therefore may not be comparable to, similarly titled measures reported by other companies.

Safe Harbor Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 conveying management’s expectations as to the future based on plans, estimates and projections at the time Cott makes the statements. Forward-looking statements involve inherent risks and uncertainties and Cott cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include, but are not limited to, statements related to the execution of our strategic priorities, the declaration of future dividends, future financial and operating trends and results and related matters. The forward-looking statements are based on assumptions regarding management’s current plans and estimates. Management believes these assumptions to be reasonable but there is no assurance that they will prove to be accurate.

Factors that could cause actual results to differ materially from those described in this press release include, among others: our ability to compete successfully in a highly competitive beverage category; changes in consumer tastes and preferences for existing products and our ability to develop and timely launch new products that appeal to such changing consumer tastes and preferences; a loss of or a reduction in business in our legacy Cott business with key customers, particularly Walmart; consolidation of retail customers; fluctuations in commodity prices and our ability to pass on increased costs to our customers, and the impact of those increased prices on our volumes; our ability to manage our operations successfully; our ability to fully realize the potential benefit of acquisitions or other strategic opportunities that we pursue; our ability to realize the expected benefits of the DS Services acquisition because of integration difficulties and other challenges; risks associated with the DSS acquisition agreement; changes resulting from our assessment of the system of internal control over financial reporting maintained by DS Services;

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limited financial information on which to evaluate the combined company; the incurrence of substantial indebtedness to finance the DS Services acquisition; our exposure to intangible asset risk; currency fluctuations that adversely affect the exchange between the U.S. dollar and the British pound sterling, the Euro, the Canadian dollar, the Mexican peso and other currencies; our ability to maintain favorable arrangements and relationships with our suppliers; our substantial indebtedness and our ability to meet our obligations under our debt agreements, and risks of further increases to our indebtedness; our ability to maintain compliance with the covenants and conditions under our debt agreements; our ability to maintain compliance with the covenants set forth in our preferred shares, and the limitations such covenants may place on our business; fluctuations in interest rates, which could increase our borrowing costs; credit rating changes; the impact of global financial events on our financial results; our ability to fully realize the expected cost savings and/or operating efficiencies from our restructuring activities; any disruption to production at our beverage concentrates or other manufacturing facilities; our ability to maintain access to our water sources; our ability to protect our intellectual property; compliance with product health and safety standards; liability for injury or illness caused by the consumption of contaminated products; liability and damage to our reputation as a result of litigation or legal proceedings; changes in the legal and regulatory environment in which we operate; the impact of proposed taxes on soda and other sugary drinks; enforcement of compliance with the Ontario Environmental Protection Act; the seasonal nature of our business and the effect of adverse weather conditions; the impact of national, regional and global events, including those of a political, economic, business and competitive nature; our ability to recruit, retain, and integrate new management; our ability to renew our collective bargaining agreements on satisfactory terms; disruptions in our information systems; or our ability to securely maintain our customers’ confidential or credit card information, or other private data relating to our employees or our company.

The foregoing list of factors is not exhaustive. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in Cott’s Annual Report on Form 10-K and its quarterly reports on Form 10-Q, as well as other filings with the securities commissions. Cott does not undertake to update or revise any of these statements in light of new information or future events, except as expressly required by applicable law.

Website: www.cott.com

Exhibit 1

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COTT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions of U.S. dollars, except share and per share amounts, U.S. GAAP)
Unaudited

	For the Three Months Ended		For the Year Ended
	January 3, 2015	December 28, 2013	January 3, 2015	December 28, 2013

Revenue, net	$543.5	$481.6	$2,102.8	$2,094.0
Cost of sales	471.7	421.5	1,826.3	1,818.6

Gross profit	71.8	60.1	276.5	275.4

Selling, general and administrative expenses	104.1	45.1	255.0	183.4
Loss on disposal of property, plant & equipment	1.3	0.2	1.7	1.8
Restructuring and asset impairments
Restructuring	—	—	2.4	2.0
Asset impairments	—	—	1.7	—

Operating (loss) income	(33.6)	14.8	15.7	88.2

Other (income) expense, net	(1.9)	13.2	21.0	12.8
Interest expense, net	12.5	12.2	39.7	51.6

(Loss) income before income taxes	(44.2)	(10.6)	(45.0)	23.8

Income tax (benefit) expense	(65.2)	(0.5)	(61.4)	1.8

Net income (loss)	$21.0	$(10.1)	$16.4	$22.0

Less: Net income attributable to non-controlling interests	1.5	1.1	5.6	5.0
Less: Accumulated dividends on convertible preferred shares	0.6	—	0.6	—
Less: Accumulated dividends on non-convertible preferred shares	0.2	—	0.2	—

Net income (loss) attributed to Cott Corporation	$18.7	$(11.2)	$10.0	$17.0

Net income (loss) per common share attributed to Cott Corporation
Basic	$0.20	$(0.12)	$0.11	$0.18
Diluted	$0.19	$(0.12)	$0.10	$0.18

Weighted average outstanding shares (millions) attributed to Cott Corporation
Basic	93.0	94.2	93.8	94.8
Diluted	98.0	94.2	95.9	95.6

Exhibit 2

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COTT CORPORATION
CONSOLIDATED BALANCE SHEETS
(in millions of U.S. dollars, except share amounts, U.S. GAAP)
Unaudited

	January 3, 2015	December 28, 2013
ASSETS
Current assets
Cash & cash equivalents	$86.2	$47.2
Accounts receivable, net of allowance	305.7	203.3
Income taxes recoverable	1.6	1.1
Inventories	271.3	233.1
Prepaid expenses and other current assets	59.3	19.3

Total current assets	724.1	504.0

Property, plant & equipment, net	855.6	480.5
Goodwill	766.0	139.2
Intangibles and other assets, net	745.9	296.2
Deferred income taxes	2.5	3.6
Other tax receivable	0.2	0.2

Total assets	$3,094.3	$1,423.7

LIABILITIES, PREFERRED SHARES AND EQUITY
Current liabilities
Short-term borrowings	$229.0	$50.8
Current maturities of long-term debt	4.0	3.9
Accounts payable and accrued liabilities	420.3	297.7

Total current liabilities	653.3	352.4

Long-term debt	1,565.0	403.5
Deferred income taxes	106.5	41.1
Other long-term liabilities	71.8	22.3

Total liabilities	2,396.6	819.3

Convertible preferred shares, $0.01 par value, 116,054 shares issued	116.1	—
Non-convertible preferred shares, $0.01 par value, 32,711 shares issued	32.7	—

Equity
Capital stock, no par - 93,072,850 (December 28, 2013 - 94,238,190) shares issued	388.3	392.8
Additional paid-in-capital	46.6	44.1
Retained earnings	158.1	174.8
Accumulated other comprehensive loss	(51.0)	(16.8)

Total Cott Corporation equity	542.0	594.9
Non-controlling interests	6.9	9.5

Total equity	548.9	604.4

Total liabilities, preferred shares and equity	$3,094.3	$1,423.7

Exhibit 3

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COTT CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions of U.S. dollars)
Unaudited

	For the Three Months Ended		For the Year Ended
	January 3, 2015	December 28, 2013	January 3, 2015	December 28, 2013

Operating Activities
Net income	$21.0	$(10.1)	$16.4	$22.0
Depreciation & amortization	33.1	26.1	110.7	100.6
Amortization of financing fees	0.6	0.6	2.5	2.8
Amortization of bond premium	(0.4)	—	(0.4)	—
Share-based compensation expense	0.9	0.4	5.8	4.0
(Decrease) increase in deferred income taxes	(69.9)	(1.4)	(65.8)	0.5
Write-off of financing fees and discount	—	4.0	4.1	4.0
Gain on bargain purchase	—	—	—	—
Loss on disposal of property, plant & equipment	1.3	0.2	1.7	1.8
Asset impairments	—	—	1.7	—
Other non-cash items	1.0	0.7	0.3	0.9
Change in operating assets and liabilities, net of acquisitions:
Accounts receivable	40.6	52.7	1.5	13.9
Inventories	3.1	(16.8)	12.9	(1.0)
Prepaid expenses and other current assets	(23.7)	0.7	(25.2)	(1.3)
Other assets	1.9	0.1	1.7	6.1
Accounts payable and accrued liabilities, and other liabilities	12.9	33.8	(6.8)	(1.1)
Income taxes recoverable	(3.3)	1.3	(4.4)	1.7

Net cash provided by operating activities	19.1	92.3	56.7	154.9

Investing Activities
Acquisitions, net of cash received	(717.7)	—	(798.5)	(11.2)
Additions to property, plant & equipment	(15.3)	(10.9)	(46.7)	(55.3)
Additions to intangibles and other assets	(2.6)	(1.9)	(6.9)	(5.9)
Proceeds from sale of property, plant & equipment	0.2	—	1.8	0.2
Proceeds from insurance recoveries	—	0.2	—	0.6

Net cash used in investing activities	(735.4)	(12.6)	(850.3)	(71.6)

Financing Activities
Payments of long-term debt	(1.0)	(200.6)	(393.6)	(220.8)
Issuance of long-term debt	625.0	—	1,150.0	—
Borrowings under ABL	484.7	131.9	959.0	131.9
Payments under ABL	(324.2)	(82.1)	(779.6)	(82.1)
Distributions to non-controlling interests	(1.3)	(1.6)	(8.5)	(6.6)
Financing fees	(14.9)	(0.7)	(24.0)	(0.8)
Common shares repurchased and cancelled	(4.4)	(0.1)	(12.1)	(13.0)
Dividends paid to common and preferred shareholders	(6.4)	(5.2)	(22.8)	(21.9)
Payment of deferred consideration for acquisitions	—	—	(32.4)	—
Other financing activities	(0.3)	—	(0.3)	—

Net cash provided by (used in) financing activities	757.2	(158.4)	835.7	(213.3)

Effect of exchange rate changes on cash	(2.1)	0.1	(3.1)	(2.2)

Net increase (decrease) in cash & cash equivalents	38.8	(78.6)	39.0	(132.2)

Cash & cash equivalents, beginning of period	47.4	125.8	47.2	179.4

Cash & cash equivalents, end of period	$86.2	$47.2	$86.2	$47.2

Exhibit 4

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COTT CORPORATION
SEGMENT INFORMATION
(in millions of U.S. dollars, U.S. GAAP)
Unaudited

	For the Three Months Ended		For the Year Ended
	January 3, 2015	December 28, 2013	January 3, 2015	December 28, 2013

Revenue
North America	$347.2	$340.6	$1,411.2	$1,535.2
DSS	28.7	—	28.7	—
United Kingdom	152.5	126.1	597.9	494.3
All Other	15.1	14.9	65.0	64.5

Total	$543.5	$481.6	$2,102.8	$2,094.0

Operating income (loss)
North America	$3.1	$9.3	$29.7	67.1
DSS	(1.7)	—	(1.7)	—
United Kingdom	3.0	7.0	26.3	25.6
All Other	1.8	1.4	10.0	7.2
Corporate	(39.8)	(2.9)	(48.6)	(11.7)

Total	$(33.6)	$14.8	$15.7	$88.2

Exhibit 5

Press Release

COTT CORPORATION
SUPPLEMENTARY INFORMATION - NON-GAAP - Analysis of Revenue by Reporting Segment
Unaudited

	For the Three Months Ended
(in millions of U.S. dollars, except percentage amounts)	January 3, 2015
	Cott[1]	North America	DSS	United Kingdom	All Other
Change in revenue	$61.9	$6.6	$28.7	$26.4	$0.2
Impact of foreign exchange[2]	5.2	2.8	—	2.0	0.4

Change excluding foreign exchange	$67.1	$9.4	$28.7	$28.4	$0.6

Percentage change in revenue	12.9%	1.9%	—	20.9%	1.3%

Percentage change in revenue excluding foreign exchange	13.9%	2.8%	—	22.5%	4.0%

	For the Year Ended
(in millions of U.S. dollars, except percentage amounts)	January 3, 2015
	Cott[1]	North America	DSS	United Kingdom	All Other
Change in revenue	$8.8	$(124.0)	$28.7	$103.6	$0.5
Impact of foreign exchange[2]	(19.1)	10.9	—	(31.0)	1.0

Change excluding foreign exchange	$(10.3)	$(113.1)	$28.7	$72.6	$1.5

Percentage change in revenue	0.4%	-8.1%	—	21.0%	0.8%

Percentage change in revenue excluding foreign exchange	-0.5%	-7.4%	—	14.7%	2.3%

[1]	Cott includes the following reporting segments: North America, DSS, United Kingdom and All Other.
[2]	Impact of foreign exchange is the difference between the current year’s revenue translated utilizing the current year’s average foreign exchange rates less the current year’s revenue translated utilizing the prior year’s average foreign exchange rates.

Exhibit 6

Press Release

COTT CORPORATION
SUPPLEMENTARY INFORMATION - NON-GAAP - EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION & AMORTIZATION
(EBITDA)
(in millions of U.S. dollars)
Unaudited

	For the Three Months Ended		For the Year Ended
	January 3, 2015	December 28, 2013	January 3, 2015	December 28, 2013

Net income (loss) attributed to Cott Corporation	$18.7	$(11.2)	$10.0	$17.0
Interest expense, net	12.5	12.2	39.7	51.6
Income tax (benefit) expense	(65.2)	(0.5)	(61.4)	1.8
Depreciation & amortization	33.1	26.1	110.7	100.6
Net income attributable to non-controlling interests	1.5	1.1	5.6	5.0
Accumulated dividends on preferred shares	0.8	—	0.8	—

EBITDA	$1.4	$27.7	$105.4	$176.0

Restructuring and asset impairments	—	—	4.1	2.0
Bond redemption and other financing costs	—	12.7	25.2	12.7
Tax reorganization and regulatory costs	—	0.9	0.9	1.4
Acquisition and integration costs, net	39.6	1.1	40.7	4.1
Unrealized commodity hedging loss, net	1.2	—	1.2	—
Unrealized foreign exchange (gain) loss, net	(2.2)	—	(0.5)	(0.7)
Realized loss on disposal of property, plant & equipment	2.7	0.6	3.2	2.4

Adjusted EBITDA	$42.7	$43.0	$180.2	$197.9

Exhibit 7

Press Release

COTT CORPORATION - DS SERVICES
SUPPLEMENTARY INFORMATION - NON-GAAP - EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION & AMORTIZATION
(EBITDA)
(in millions of U.S. dollars)
Unaudited

For the Two Week Period Ended
December 26, 2014

Net loss	$(2.8)
Interest expense (including intercompany)	3.6
Income tax benefit	(2.5)
Depreciation & amortization	5.2

EBITDA	$3.5

Acquisition and integration costs (inventory step-up)	1.7

Adjusted EBITDA	$5.2

Exhibit 8

Press Release

COTT CORPORATION
SUPPLEMENTARY INFORMATION - NON-GAAP - FREE CASH FLOW AND ADJUSTED FREE CASH FLOW
(in millions of U.S. dollars)
Unaudited

		For the Three Months Ended
		January 3, 2015	December 28, 2013

Net cash provided by operating activities		$19.1	$92.3
Less: Capital expenditures		(15.3)	(10.9)

Free Cash Flow		$3.8	$81.4

Plus:
Bond redemption cash costs		—	9.9
53rd week interest payment 2022 Notes		14.7	—
DSS acquisition related cash costs		32.2	—
Cash collateral	[1]	29.4	—

Adjusted Free Cash Flow	[2]	$80.1	$91.3

		For the Year Ended
		January 3, 2015	December 28, 2013

Net cash provided by operating activities		$56.7	$154.9
Less: Capital expenditures		(46.7)	(55.3)

Free Cash Flow		$10.0	$99.6

Plus:
Bond redemption cash costs		20.8	9.9
53rd week interest payment 2022 Notes		14.7	—
DSS acquisition related cash costs		32.2	—
Cash collateral	[1]	29.4	—

Adjusted Free Cash Flow	[2]	$107.1	$109.5

[1]	In connection with the DSS Acquisition, $29.4 million was required to cash collateralize certain DSS self-insurance programs. The $29.4 million was funded with borrowings against our ABL facility, and the cash collateral is included within prepaid and other current assets on our Consolidated Balance Sheet at January 3, 2015. Subsequent to January 3, 2015 additional letters of credit were issued from our available ABL facility capacity, and the cash collateral was returned to the Company, which was used to repay a portion of our outstanding ABL facility.
[2]	Includes $5.6 million of DSS’s free cash flow from the acquisition date.

Exhibit 9

Press Release

COTT CORPORATION - DS SERVICES
SUPPLEMENTARY INFORMATION - NON-GAAP - FREE CASH FLOW AND ADJUSTED FREE CASH FLOW

(in millions of U.S. dollars)
Unaudited

For the Two Week Period Ended December 26, 2014

Net cash provided by operating activities	$9.0
Less: Capital expenditures	(3.4)

Free Cash Flow	$5.6

Exhibit 10

Press Release

COTT CORPORATION
SUPPLEMENTARY INFORMATION - NON-GAAP - ADJUSTED NET INCOME
(in millions of U.S. dollars, except share and per share amounts)
Unaudited

	For the Three Months Ended		For the Year Ended
	January 3, 2015	December 28, 2013	January 3, 2015	December 28, 2013

Net income (loss) attributed to Cott Corporation	$18.7	$(11.2)	$10.0	$17.0

Restructuring and asset impairments, net of tax	(0.2)	(0.1)	3.0	1.8
Bond redemption and other financing costs, net of tax	(9.4)	12.7	15.8	12.7
Tax reorganization and regulatory costs, net of tax	(0.3)	0.9	0.6	1.4
Acquisition and integration costs, net of tax	24.7	0.8	25.1	3.4
Unrealized commodity hedging loss, net of tax	0.8	—	0.8	—
Unrealized foreign exchange (gain) loss, net of tax	(1.7)	(0.1)	(0.3)	(0.6)
Realized loss on disposal of property, plant & equipment, net of tax	1.7	0.5	2.1	2.3

Adjusted net income attributed to Cott Corporation	$34.3	$3.5	$57.1	$38.0

Adjusted net income per common share attributed to Cott Corporation
Basic	$0.37	$0.04	$0.61	$0.40
Diluted	$0.37	$0.04	$0.60	$0.40

Weighted average outstanding shares (millions) attributed to Cott Corporation
Basic	93.0	94.2	93.8	94.8
Diluted, adjusted to exclude dilutive effect of convertible preferred shares	93.8	94.9	94.8	95.6

Exhibit 11

Press Release

COTT CORPORATION
SUPPLEMENTARY INFORMATION - NON-GAAP - ADJUSTED SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
(in millions of U.S. dollars)
Unaudited

	For the Three Months Ended		For the Year Ended
	January 3, 2015	December 28, 2013	January 3, 2015	December 28, 2013

Selling, general and administrative expenses	$104.1	$45.1	$255.0	$183.4
Less: Acquisition and integration costs	37.9	1.1	41.3	3.1

Adjusted selling, general and administrative expenses	$66.2	$44.0	$213.7	$180.3